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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    February 5, 2004

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11316	38-3041398
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Address and telephone number of Registrant)

Item 5. Other Events.

        We are separately filing a prospectus pursuant to Rule 424(b) of the Securities Act of 1933 in connection with the proposed offer and sale to the public of a new class of our Series D cumulative preferred stock in a public offering at a price of $25.00 per share.

        We have entered into a Repurchase and Conversion Agreement with Explorer Holdings, L.P., or Explorer, pursuant to which Explorer has granted us an option to repurchase up to 700,000 shares of Series C preferred stock at $145.92 per share (or $9.12 per share of common stock on an as converted basis). The repurchase option is subject to a minimum repurchase of $100 million and expires on February 27, 2004. Upon exercise of the repurchase option Explorer has agreed to convert all of its remaining shares of Series C preferred stock into shares of our common stock. The conversion of Explorer's shares of Series C preferred stock and our purchase of a portion of our Series C preferred stock owned by Explorer is contingent on the consummation of the offering.

        We expect to use the net proceeds of the offering to purchase shares of Series C preferred stock held by Explorer. In the event that the net proceeds exceed $100 million, our repurchase option will permit us to repurchase up to a maximum of 700,000 shares of Explorer's Series C preferred stock for an aggregate purchase price of approximately $102 million. Any additional net proceeds from the offering not used to repurchase shares of Series C preferred stock from Explorer will be used for general corporate purposes which could include repaying existing indebtedness, redeeming Series A preferred shares or funding additional investments by us. In the event that the net proceeds from the offering are less than $100 million, we have the option to use the net proceeds from the offering together with funds from other sources to purchase shares of Series C preferred stock from Explorer.

        Based on an assumed aggregate repurchase price of $100 million, we would repurchase 685,307 of its Series C preferred shares and Explorer would be issued approximately 5.8 million shares of common stock upon conversion of the remaining Series C preferred shares. Immediately following the repurchase and conversion, Explorer would hold approximately 18.3 million common shares or approximately 42% of our outstanding common shares. The Repurchase and Conversion Agreement is filed as an exhibit hereto and incorporated by reference herein.

Item 7. Exhibits.

5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.
10.1	Repurchase and Conversion Agreement by and between Omega Healthcare Investors, Inc. and Explorer Holdings, L.P. dated as of February 5, 2004.
12.1	Statement re: Computation of Certain Ratios.
27.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1.)

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
/s/ C. TAYLOR PICKETT Name: C. Taylor Pickett Title: Chief Executive Officer

Dated: February 5, 2004

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SIGNATURES